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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                          Date of Report: May 19, 1998




                                 GIANT FOOD INC.
             (exact name of registrant as specified in its charter)




         Delaware                      1-4434                  53-0073545
    (State or other                 (Commission              (I.R.S. Employer
        jurisdiction                File Number)             Identification No.)
    of incorporation)




                   6300 Sheriff Road, Landover, Maryland 20785
                    (address of principal executive offices)




       Registrant's telephone number, including area code: (301) 341-4100




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ITEM 5            OTHER EVENT

         The summary of the agreement described below does not purport to be complete and is qualified in its entirety by reference to the agreement, a copy of which has been filed as an exhibit to this report.

         Giant Food Inc. (the "Company") currently has outstanding three classes of common stock: (i) Class AC Common Stock, par value $1.00 per share (the "Class AC Shares"), (ii) Class AL Common Stock, par value $1.00 per share (the "Class AL Shares"), and (iii) Class A Common Stock, par value $1.00 per share (the "Class A Shares"). All such classes of common stock have the same rights and privileges except that the Class AC Shares and the Class AL Shares have voting rights and the Class A Shares have no voting rights. Each of the Class AC Shares and the Class AL Shares has 50% of the shareholder voting power. Currently there are outstanding 125,000 Class AC Shares and 125,000 Class AL Shares. Pursuant to the Certificate of Incorporation of the Company, the Class AC Shares have the right to elect five of the nine members of the Board of Directors of the Company, and the Class AL Shares have the right to elect four of the nine members of the Board of Directors of the Company. All of the Class AC Shares are owned by The 1224 Corporation ("1224"). All of the Class AL
Shares are owned by J Sainsbury plc ("Sainsbury").

         On May 19, 1998, 1224 and Koninklijke Ahold N.V., a corporation organized under the laws of the Netherlands ("Ahold"), entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") which provides that Ahold will purchase from 1224 all of its Class AC Shares at a price of $43.00 per share, net to the seller in cash, and that Ahold will make a tender offer for all the issued and outstanding Class A Shares at a price per share equal to the per share price to be paid to 1224 for the Class AC Shares (the "Tender Offer"). The Stock Purchase Agreement provides that if Ahold or any of its affiliates acquires or enters into a binding agreement to acquire all of the Class AL Shares before the expiration date of the Tender Offer, the offer price will be increased to $43.50 per share. The Certificate of Incorporation of 1224 provides that the Class AC Shares owned by it can only be sold as part of a transaction pursuant to which the holders of Class A Shares are afforded the opportunity to participate in such sale on equal terms with 1224. The Stock Purchase Agreement provides that Ahold may purchase the Class AC Shares from 1224 only if it purchases the Class A Shares tendered pursuant to the Tender Offer. Ahold's obligation to purchase the Class AC Shares and the Class A Shares that are tendered is subject to customary conditions. The Stock Purchase Agreement included as a condition the tender pursuant to the Tender Offer of at least a 65% of the Class A Shares outstanding on a fully diluted basis.

         In February, 1996, the Board of Directors of the Company appointed a Strategic Planning Committee to consider the effect on the Company and the holders of the Class A Shares of any proposed sale of the Class AC Shares (the "Special Committee"). The Special Committee consists of three directors who were elected by 1224 but who are not officers or directors of 1224 or officers of the Company. On May 18, 1998, the Special Committee unanimously determined that the Tender Offer is fair to, and in the best interests of, the Company and the holders of the Class A Shares and unanimously recommended to the Board of Directors of the Company that the Board recommend that the holders

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of the Class A Shares accept the Tender Offer and tender their Class A Shares pursuant to the Tender Offer. As of the date hereof, the full Board of Directors of the Company has not reviewed the Tender Offer and has not taken a position with respect to the Tender Offer. The five directors of the Company elected by 1224 have advised the Company that they intend to vote to recommend that the holders of the Class A Shares accept the Tender Offer and tender their Class A Shares pursuant to the Tender Offer.

          The Company has been advised that the following development occurred after execution of the Stock Purchase Agreement. On May 19, 1998, Mr. van der Hoeven, the President and Chief Executive Officer of Ahold, telephoned Lord Sainsbury of Sainsbury and informed him that Ahold would later that day announce its agreement to acquire the Class AC Shares and its Tender Offer for the Class A Shares even if Sainsbury did not expect to participate in the Tender Offer or otherwise sell its interest in the Company to Ahold. Lord Sainsbury informed Mr. van der Hoeven that Sainsbury would be willing to tender its Class A Shares into the Tender Offer if the Offer Price were increased to $43.50 and if Ahold would agree to pay $100 million for the Class AL Shares held by Sainsbury. Mr. van der Hoeven said that he would need to consult with the other members of the Executive Board of Ahold and its advisors. After discussing Lord Sainsbury's proposal with other members of the Executive Board and Ahold's financial and legal advisors, Mr. van der Hoeven called Lord Sainsbury and accepted his proposal. As a result of Sainsbury's agreement to participate in the transaction, Ahold increased the price to be paid for the Class AC Shares, and pursuant to the Offer to $43.50. Ahold also agreed to waive the 65% minimum tender condition.

         Additional information with respect to the transaction is included in the press release issued on May 19, 1998 filed as an exhibit to this report.

ITEM 7  FINANCIAL STATEMENT AND EXHIBITS


        (C)  EXHIBITS.

        2.1 Stock Purchase Agreement, dated as of May 19, 1998, by and between Koninklijke Ahold N.V. and The 1224 Corporation.

        99.1  Press Release issued by The 1224 Corporation on May 19, 1998.

        99.2 Supplemental Press Release issued by The 1224 Corporation on May 19, 1998.

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                                                    SIGNATURES


         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 GIANT FOOD INC.



May 19, 1998                               By: /s/ Mark H. Berey
                                              ------------------
                                               Mark H. Berey
                                               Senior Vice President, Treasurer,
                                               Chief Financial Officer

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